Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

 SERIES A CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE,

OF

OPTIMER PHARMACEUTICALS, INC.

The undersigned, Stephen W. Webster, Chief Financial Officer of OPTIMER PHARMACEUTICALS, INC. (the “Company”), a company organized and existing under the laws of the State of Delaware, does hereby certify:

Pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), on July 30, 2013, the Board duly adopted resolutions (i) creating, authorizing and designating seven hundred fifty thousand (750,000) shares of preferred stock, par value $0.001 per share, of the Company, as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), none of which is outstanding as of the date hereof, to have the powers, preferences, rights, qualifications, limitations and restrictions set forth in Exhibit C to the Agreement and Plan of Merger, dated as of July 30, 2013 (the “Merger Agreement”), by and among the Company, Cubist Pharmaceuticals, Inc. (“Cubist”) and PDRS Corporation, and the Certificate of Incorporation and (ii) approving the establishment of a committee of the Board (the “Interim Financing Committee”) authorized to issue shares of Series A Convertible Preferred Stock (each, a “Series A Convertible Preferred Share”) in an amount not to exceed $25,000,000 in any three-month period following the date of such resolutions and to approve a certificate of designations of Series A Convertible Preferred Stock, which shall establish the powers, preferences, rights, qualifications, limitations and restrictions set forth in Exhibit C to the Merger Agreement and the Certificate of Incorporation (this “Certificate of Designations”); and

Thereafter, on September 13, 2013, the Interim Financing Committee duly adopted the following resolution approving this Certificate of Designations:

RESOLVED, that, pursuant to the power and authority vested in the Interim Financing Committee in accordance with the resolutions of the Board dated July 30, 2013, the provisions of the Certificate of Incorporation, the Company’s Amended and Restated Bylaws and applicable law, this Certificate of Designations for the Series A Convertible Preferred Stock is hereby authorized and approved as follows:

1.                                      Designation and Number.  The Company hereby designates and creates a series of shares of preferred stock to be designated as “Series A Convertible Preferred Stock”, par value $0.001 per share (each, a “Series A Convertible Preferred Share”), and consisting of a total of 750,000 Series A Convertible Preferred Shares.  The series of Series A Convertible Preferred Shares shall be closed immediately following the earliest to occur of: (i) the consummation of the third purchase by Cubist and sale from the Company of the Series A Convertible Preferred Shares contemplated by the Merger Agreement, which is expected to be on or about March 17, 2014; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the Effective Time (as defined in the Merger Agreement); thereafter no additional Series A Convertible Preferred Shares shall be designated, created or issued.

2.                                      Rank.  The Series A Convertible Preferred Shares, with respect to rights to payment of amounts payable upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes of the shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), and to each other class or series of equity securities established after the original issue date of the Series A Convertible Preferred Shares and (ii) junior to all of the Company’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and the Series A Convertible Preferred Shares.

3.                                      Liquidation Value.

(a)                                 In the event of any liquidation, dissolution or winding up of the Company or sale or other disposition of substantially all of the assets of the Company, either voluntary or involuntary, the holders of the Series A Convertible Preferred Shares shall be entitled to receive, out of the assets of the Company available for distribution to the stockholders of the Company after satisfying claims of creditors, prior and in preference to any distribution of assets of the Company to the holders of Common Shares or any other class or series of equity interest in the Company, the Series A Per Share Purchase Price per Series A Convertible Preferred Share held (the “ Series A Convertible Preferred Share Liquidation Value”).

(b)                                 If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the stockholders of the Company are insufficient to pay the Series A Convertible Preferred Share Liquidation Value, then the holders of the Series A Convertible Preferred Shares shall share ratably in any such distribution of assets in proportion to the aggregate amount of the liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the Series A Convertible Preferred Share Liquidation Value, the holders of the Series A Convertible Preferred Shares shall have no right or claim to any of the remaining assets of the Company.

(d)                                 None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Company.

4.                                      Voting Rights.  Except as required by applicable law or as set forth herein, the Series A Convertible Preferred Shares shall have no right to vote on any matters, questions or proceedings of the Company including, without limitation, the election of directors.

5.                                      Certificates.  Upon the Company’s issuance of Series A Convertible Preferred Shares to any individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity (each, a “Person”), the Company shall issue, upon the request of such Person, one or more certificates either (i) substantially in the form of Exhibit A to this Certificate of Designations, (ii) issued in global or book entry form, or (iii) in such form as may be adopted by the Board, issued in accordance with this Section 5 and evidencing ownership of one or more Series A Convertible Preferred Shares (any certificate evidencing one or more Series A Convertible Preferred Shares or Common Shares, each, a “Certificate”), in the name of such Person in accordance with this Section 5.  Subject to the requirements of this Certificate of Designations, the Persons holding Certificates evidencing Series A Convertible Preferred Shares may exchange such Certificates for Certificates evidencing Common Shares on or after the date on which such Series A Convertible Preferred Shares are converted into Common Shares pursuant to the terms of Section 6.  The Series A Convertible Preferred Shares shall be evidenced by Certificates in a form substantially similar to Exhibit A hereto and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other shares of the Company, and unless and until the Company determines to assign the responsibility to another Person, the Company shall act as the registrar and transfer agent for the Series A Convertible Preferred Shares.  The Certificates evidencing Series A Convertible Preferred Shares shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Shares.

6.                                      Conversion Rights.

(a)                                 In the event the Merger Agreement is terminated by the Company pursuant to Section 9.3(a) thereof, or pursuant to Section 9.2(a) of the Merger Agreement in a circumstance where all conditions to Cubist’s obligations to close have been satisfied prior to the Outside Date (including conditions to be satisfied at the Closing other than the condition set forth in Section 8.1(c) of the Merger Agreement) then, and in each such case, the Company shall have the right, in its sole discretion, to elect to redeem all, but not less than all, of the Series A Convertible Preferred Shares at par value ($0.001 per Series A Convertible Preferred Share) by providing to Cubist within five (5) Business Days (as defined in the Merger Agreement) after such termination, (i) a written notice to be provided substantially in the form of Exhibit C-1 attached hereto, stating that the Company elects to redeem such Series A Convertible Preferred Shares pursuant to this Section 6(a) and (ii) an executed release in the form of Exhibit C-2 attached hereto.

(b)                                 In the event the Merger Agreement is terminated for any other reason than as described in Section 6(a), or in the event the Company does not, in its sole discretion, elect to redeem the Series A Convertible Preferred Shares pursuant to the rights granted to the Company under Section 6(a), then, beginning on the first anniversary of such termination of the Merger Agreement as described in this Section 6(b), holders of the Series A Convertible Preferred Shares shall have the right to convert all or a portion of such Series A Convertible Preferred Shares at any time and from time to time into Common Shares at an initial conversion rate of the number of Common Shares per one Series A Convertible Preferred Share equal to the quotient of the Series A Per Share Purchase Price divided by the Ten-day VWAP, where the last day of calculation for purposes of the Ten-day VWAP is the day prior to the  Series A Convertible Preferred Share Conversion Date (as defined below) (such right, the “Holder Conversion Right”).

(c)                                  In order to exercise the Holder Conversion Right, the holder of any Series A Convertible Preferred Shares to be converted shall, in the case of Series A Convertible Preferred Shares represented by a Certificate, surrender the Certificate representing such Series A Convertible Preferred Shares, duly endorsed or assigned to the Company or in blank, or, in the case of Series A Convertible Preferred Shares held by such holder in book entry form, deliver an “agent’s message” in customary form, in each case at any office or agency of the Company maintained for that purpose (which may be a bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Common Shares; provided, however, that if no such entity is specifically designated the Company shall, at the direction of the Interim Financing Committee, act in such capacity) (such office, agency or the Company, as applicable, the “Transfer Agent”), accompanied by a duly signed notice (a “Holder Conversion Notice”) substantially in the form provided in Exhibit B hereto, stating that the holder of Series A Convertible Preferred Shares elects to convert the Series A Convertible Preferred Shares held by such holder in book entry form or represented by such Certificate(s), as applicable, or, if less than the entire number of Series A Convertible Preferred Shares held by such holder in book entry form or represented by such Certificate(s) are to be converted, the number of such Series A Convertible Preferred Shares to be converted.  Any such delivery of an “agent’s message”, Certificates and the Holder Conversion Notice shall be irrevocable.  Only whole numbers of Series A Convertible Preferred Shares may be converted.

(d)                                 Any Common Shares delivered as a result of conversion pursuant to this Section 6 shall be validly issued, fully paid and nonassessable, free and clear of any and all liens, charges, pledges, security interests, claims or other encumbrances, and restrictions on transfer, other than restrictions on transfer under the Certificate of Incorporation as in effect on September 16, 2013 or this

Certificate of Designations and under applicable state and federal securities laws and other than such liens, charges, pledges, security interests, claims or other encumbrances as created by the holders thereof.  Immediately following any conversion, the rights of the holders of converted Series A Convertible Preferred Shares shall cease and the Persons entitled to receive the Common Shares upon the conversion of Series A Convertible Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares.

(e)                                  Any Series A Convertible Preferred Shares being converted shall be deemed to have been converted at either (x) the time immediately prior to the close of business on the date on which a Certificate representing such Series A Convertible Preferred Share, or an “agent’s message” in customary form, as the case may be, and a duly signed Holder Conversion Notice have been received by the Transfer Agent, or (y) at a later date specified by the holder of such Series A Convertible Preferred Shares in the Holder Conversion Notice (such date, as applicable, the “Series A Convertible Preferred Share Conversion Date”), and at such time the rights of the holder of such Series A Convertible Preferred Shares as holder of Series A Convertible Preferred Shares shall cease, including any rights under this Certificate of Designations, and such Person shall be deemed to be the holder of record of the Common Shares issuable upon conversion of such Series A Convertible Preferred Shares, notwithstanding that any Certificates representing such Series A Convertible Preferred Shares shall not have been received by the Transfer Agent or that the Certificates evidencing such Common Shares shall not then be actually delivered to such Person.  Within five (5) Trading Days after the applicable Series A Convertible Preferred Share Conversion Date, the Company shall deliver to the Transfer Agent, for delivery to the holder of Series A Convertible Preferred Shares being converted (or such other Person as the holder may specify in the Holder Conversion Notice), a Certificate or Certificates, or book-entry shares in respect thereof, for the number of Common Shares deliverable upon conversion, together with payment in lieu of any fraction of a Common Share, if any, as provided in Section 6(g) below.

(f)                                   The Company shall pay any and all issue, documentary, stamp and other taxes, excluding any income, capital gain, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares upon conversion of, or payment of distributions on, Series A Convertible Preferred Shares pursuant hereto. However, the holder of any Series A Convertible Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.

(g)                                  No fractional Common Share shall be delivered upon conversion of any Series A Convertible Preferred Shares.  If more than one Certificate representing Series A Convertible Preferred Shares shall be surrendered for conversion with the same Series A Convertible Preferred Share Conversion Date by the same holder of Series A Convertible Preferred Shares, the number of full Common Shares which shall be deliverable upon conversion thereof shall be computed on the basis of the aggregate number of whole Series A Convertible Preferred Shares so surrendered.  Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series A Convertible Preferred Shares, the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated with respect to a Common Share to seven decimal places and rounded down to six decimal places) in an amount in cash (computed to the nearest cent) equal to such fraction multiplied by the Ten-day VWAP, where the last day of calculation for purposes of the Ten-day VWAP is the Series A Convertible Preferred Share Conversion Date, or at the Company’s option, the Company may round the number of Common Shares delivered up to the next higher whole Common Share.

(h)                                 Notwithstanding anything to the contrary herein, in the Series A Convertible Preferred Stock Purchase Agreement, dated as of September 16, 2013, by and between the Company and Cubist (the “Series A Convertible Preferred Stock Purchase Agreement”), or in the Merger Agreement, the rights of the holders of the Series A Convertible Preferred Shares granted pursuant to this Section 6 shall be limited such that in no event shall:  (i) Cubist, upon conversion thereof, become the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), directly or indirectly, of, collectively, greater than 5.00% of the total voting power of any class or series of securities of the Company entitled to vote on any matter (including matters with respect to which such holders of any such class or series of securities are entitled to provide their consent), except matters with respect to which holders of the Series A Convertible Preferred Shares vote or provide their consent as a single class or series only; provided, that if Cubist becomes the beneficial owner, directly or indirectly, of, collectively, greater than 5.00% or more of the total voting power of any such class or series of securities of the Company entitled to vote, or consent, on any matter, as the case may be, then, with respect to the securities that account for the excess over 5.00% of such class or series, such securities shall be voted in proportion to all other votes cast on such matter; (ii) such holders of the Series A Convertible Preferred Shares deliver a Holder Conversion Notice or the Company issue shares in respect thereof if the number of Common Shares to be so issued in such issuance would result in the issuance of more than 19.99% of the amount of Common Shares of the Company issued and outstanding on the Series A Convertible Preferred Share Conversion Date; or (iii) any or all Series A Convertible Preferred Shares be convertible to the extent any such conversion would require any consents, registrations, approvals, permits or authorizations from any federal, state, local or foreign court or other Governmental Entity having jurisdiction over enforcement of any applicable antitrust or competition Laws that have not been obtained.

7.                                      Change of Control.

(a)                                 Subject to subsection (b) below, prior to the consummation of any Change of Control in which the holders of Common Shares are to receive securities or a combination of securities, cash or other assets, the Company shall make appropriate provision to ensure that the holders of Series A Convertible Preferred Shares shall have the right to receive in such Change of Control at the effective time of such Change of Control, for each Series A Convertible Preferred Share, consideration equal to (x) in the case of a Change of Control for which the Company shall be obligated to pay the Termination Fee (as defined in the Merger Agreement), the Series A Convertible Preferred Share Liquidation Value or (y) in the case of any other Change of Control, except that as may be consummated with Cubist pursuant to the Merger Agreement, the consideration that would be received if the holder converted its Series A Convertible Preferred Shares to Common Shares pursuant to the terms of Section 6(b), except that the last day of calculation for purposes of the Ten-day VWAP shall be the day prior to the public announcement of such Change of Control.

(b)                                 Consummation of Merger with Cubist.  Notwithstanding anything to the contrary stated herein, at the Effective Time (as defined in the Merger Agreement), the Series A Convertible Preferred Shares shall be canceled for no consideration and shall no longer be issued and outstanding shares of capital stock of the Company.

(c)                                  Payment of the Merger Consideration. The rights of the holders of the Series A Convertible Preferred Shares to receive the merger consideration described in this Section 7 are senior in right of payment to the rights of the holders of Common Shares or of any other class or series of preferred stock, and as such, neither the Company nor any transactional counterparty of the Company may pay any consideration in respect of Common Shares or any other class or series of preferred stock unless and until the holders of the Series A Convertible Preferred Shares have received their merger consideration in full.

8.                                      Distributions, Combinations and Subdivisions; Other Adjustments.

(a)                                 If the Common Shares issuable upon the conversion of the Series A Convertible Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock or other securities, whether by capital reorganization, reclassification or otherwise, but other than in connection with a Change of Control, then and in each such event the holder of each such Series A Convertible Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of Common Shares into which such Series A Convertible Preferred Shares might have been converted on the day immediately prior to such change, calculated as (i) the Series A Per Share Purchase Price divided by (ii) the average of the Daily VWAP of the security or securities received upon conversion for each day during a ten (10) consecutive Trading Day period ending immediately prior to the date of such reorganization, reclassification or change, provided that if the security or securities to be received upon conversion are not then traded, then clause (ii) of this formula shall instead refer to the Ten-day VWAP, where the date of determination of the Ten-day VWAP is the date immediately preceding any such reorganization, reclassification or change.

(b)                                 Adjustment for Reorganization, etc.  If there shall occur any reorganization, recapitalization or reclassification involving the Company in which the Common Shares (but not the Series A Convertible Preferred Shares) are converted into or exchanged for cash or other property (other than a transaction covered otherwise by this Section 8 or a Change of Control), then, following any such reorganization, recapitalization or reclassification, each Series A Convertible Preferred Share shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one Series A Convertible Preferred Share immediately prior to such reorganization, recapitalization or reclassification would have been entitled to receive pursuant to such transaction, calculated as (i) the Series A Per Share Purchase Price divided by (ii) the Ten-day VWAP, where the date of determination of the Ten-day VWAP is the date immediately preceding any such reorganization, recapitalization or reclassification.

(c)                                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Shares, if any, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based.

(d)                                 Notice of Record Date.  In the event:

(i)                                     of any reclassification of the Common Shares (other than a subdivision or combination of its outstanding Common Shares or a stock dividend or stock distribution on the Common Shares), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

(ii)                                  of any liquidation, dissolution or winding up of the Company or sale or other disposition of substantially all of the assets of the Company, either voluntary or involuntary;

then the Company shall cause to be filed at its principal office or at the office of the Transfer Agent of the Series A Convertible Preferred Shares, and shall cause to be mailed to the holders of the Series A Convertible Preferred Shares at their last addresses as shown on the records of the Company or such Transfer Agent, at least ten (10) days before the date specified below, a notice stating the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected, as of the date that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

9.                                      Consent Rights.  So long as any Series A Convertible Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the Series A Convertible Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class): (i) authorize additional Series A Convertible Preferred Shares, issuance of any Series A Convertible Preferred Shares other than pursuant to the Series A Convertible Preferred Stock Purchase Agreement or authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or pari passu with the Series A Convertible Preferred Shares with respect to dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) take any action to amend, modify, supplement, repeal or otherwise alter the rights, preferences, privileges or voting power of the holders of Series A Convertible Preferred Shares set forth in this Certificate of Designations, whether through merger, consolidation, exchange or otherwise.

10.                               Waiver.  Notwithstanding anything to the contrary stated herein, any provision of this Certificate of Designations may be waived with the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Convertible Preferred Shares, voting separately as a class.

11.                               Definitions.  The following terms shall have the following respective meanings:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Change of Control” means the consummation of any transaction or series of related transactions involving the Company and any Person or “group” (as such term is defined in the Exchange Act) of Persons (in each case other than Cubist and its Affiliates) resulting in any such Person or “group” becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total equity interest in or voting power of the Company on a fully diluted basis.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Daily VWAP” means the volume-weighted average price per Common Share or other security, as applicable, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Share or security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day).  The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Law” means any federal, state, local and foreign laws, statutes and ordinances, common laws and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity.

“Outside Date” has the meaning ascribed to such term in the Merger Agreement.

“Series A Per Share Purchase Price” means $100.00 per Series A Convertible Preferred Share (as adjusted for stock splits, stock, recapitalizations and the like).

“Ten-day VWAP” means the average of the Daily VWAP of the Common Shares for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

“Trading Day”  means (a) any day on which the Common Shares are listed or quoted and traded on its primary Trading Market or (b) if the Common Shares are not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Select Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Shares are listed or quoted for trading on the date in question (as applicable): the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

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IN WITNESS WHEREOF, Optimer Pharmaceuticals, Inc. has caused this Certificate of Designations to be signed by the Chief Financial Officer of the corporation on this 16th day of September, 2013.

Optimer Pharmaceuticals, Inc.

By	/s/ Stephen W. Webster
	Name:	Stephen W. Webster
	Title:	Chief Financial Officer

[Signature Page to the Certificate of Designations]

EXHIBIT A

[FACE OF SECURITY]

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPTIMER PHARMACEUTICALS, INC. AND THE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 16, 2013, BY AND BETWEEN OPTIMER PHARMACEUTICALS, INC. AND CUBIST PHARMACEUTICALS, INC.  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF OPTIMER PHARMACEUTICALS, INC. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN-APPLICABLE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL ENTITY WITH JURISDICTION OVER SUCH TRANSFER.

CERTIFICATE EVIDENCING SERIES A CONVERTIBLE PREFERRED STOCK,

$0.001 PAR VALUE, OF

OPTIMER PHARMACEUTICALS, INC.

No.	Series A Convertible Preferred Shares

In accordance with Section 5 of the Certificate of Designations of Series A Convertible Preferred Stock of Optimer Pharmaceuticals, Inc. (the “ Certificate of Designations”), Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies that (the “Holder”) is the registered owner of the number of Series A Convertible Preferred Shares set forth above representing equity interests in the Company (the “ Series A Convertible Preferred Shares”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Convertible Preferred Shares are set forth in, and this Certificate and the Series A Convertible Preferred Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Certificate of Designations. Copies of the Certificate of Designations are on file at, and shall be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 101 Hudson Street, Suite 3501, Jersey City, New Jersey 07302. Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Designations.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and registrar, and is transferable only on the books of the Company by the Holder hereof in person or by a duly authorized attorney upon surrender of this Certificate with a proper endorsement.

Dated:	Optimer Pharmaceuticals, Inc.

Countersigned and Registered by:

By:
as Transfer Agent and Registrar		Chief Financial Officer

By:	By:
Authorized Signature		Secretary

[REVERSE OF CERTIFICATE]

The Company shall furnish without charge, within 15 days after receipt of written request therefor, to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or special rights of each class or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.  Such request should be addressed to the Company.

Subject to the conditions of the Certificate of Designations, the Holder shall have the right, at such Holder’s option, at any time subject to the conditions described in Section 6 of the Certificate of Designations, to convert all or any portion of such Holder’s Series A Convertible Preferred Shares into Common Shares representing equity interests in the Company (the “Common Shares”), as provided in the Certificate of Designations.  The Company may, upon the occurrence of certain events specified in the Certificate of Designations, at its option, at any time or from time to time, redeem all or some of the Series A Convertible Preferred Shares, subject to the conditions as provided in the Certificate of Designations.  The preceding description is qualified in its entirety by reference to the Certificate of Designations.

ASSIGNMENT OF SERIES A CONVERTIBLE PREFERRED SHARE

OF OPTIMER PHARMACEUTICALS, INC.

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)

Series A Convertible Preferred Shares representing equity interests evidenced by this Certificate, subject to the Certificate of Incorporation, and does hereby irrevocably constitute and appoint                       as its attorney-in-fact with full power of substitution to transfer the same on the books of Optimer Pharmaceuticals, Inc.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

No transfer of the Series A Convertible Preferred Shares evidenced hereby shall be registered on the books of the Company, unless the Certificate evidencing the Series A Convertible Preferred Shares to be transferred is surrendered for registration or transfer.

EXHIBIT B

Holder Conversion Notice

[Date]

The undersigned hereby elects to convert the number of Series A Convertible Preferred Shares (“Series A Convertible Preferred Shares”) of Optimer Pharmaceuticals Inc., a Delaware corporation (the “Company”), indicated below into common stock, par value $0.001 per share  of the Company (“Common Shares”), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a person other than the holder of such Series A Convertible Preferred Shares, such holder shall pay all transfer taxes payable with respect thereto and shall deliver such certificates and opinions as may be required by the Company or its transfer agent. No fee shall be charged to the holders for any conversion, except for any such transfer taxes.

Date to Effect Conversion:

Number of Series A Convertible Preferred Shares Owned by the undersigned:

Number of Series A Convertible Preferred Shares represented by the accompanying Certificate(s), if applicable:

Number of Series A Convertible Preferred Shares to be Converted into Common Shares:

Number of Common Shares to be Issued:

Name in which Certificate for Common Shares to be Issued:

Address for Delivery of Certificate for Common Shares:

Number of Series A Convertible Preferred Shares to be Reissued to the undersigned, if less than all Series A Convertible Preferred Shares represented by accompanying Certificate(s) are to be converted:

[HOLDER]

By:
Authorized Officer:
Title:

EXHIBIT C-1

Company Redemption Notice

[Record Holder Addressee]

[Date]

Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby elects to redeem its Series A Convertible Preferred Shares (“Series A Convertible Preferred Shares”), in the amount provided below, per the records of the Company, as of the date written below.

Date to Effect Redemption:

Number of Series A Convertible Preferred Shares Owned by Record Holder:

Number of Series A Convertible Preferred Shares to be Redeemed by the Company:

OPTIMER PHARMACEUTICALS, INC.

By:
Authorized Officer:
Title:

EXHIBIT C-2

Form of Release

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Attn: Chief Executive Officer

Attn: General Counsel

[Date]

Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby irrevocably and unconditionally releases, acquits and forever discharges Cubist Pharmaceuticals, Inc. (“Cubist”) and its Subsidiaries (as defined in the Agreement and Plan of Merger, dated as of July 30, 2013, by and among the Company, Cubist and PDRS Corporation (the “Merger Agreement”)), and the officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives of each (the “Cubist Releasees”), from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against the Cubist Releasees arising out of or related to the Merger Agreement and the transactions contemplated by the Merger Agreement, and the Company hereby agrees that it shall not file any lawsuit to assert any such claims and shall not seek any other remedy available to it pursuant to Section 10.5 or any other provision of the Merger Agreement.

OPTIMER PHARMACEUTICALS, INC.

By:
Authorized Officer:
Title: